Exhibit 3.45

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

VALOR TELECOMMUNICATIONS OF TEXAS, LLC

First.	The name of the limited liability company is Valor Telecommunications of Texas, LLC.

Second.	The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 14th day of July, 2010.

VALOR TELECOMMUNICATIONS OF TEXAS, LLC

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary